     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 2001


                                                      REGISTRATION NO. 333-58206
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------

                           VION PHARMACEUTICALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                                           13-3671221
          (STATE OR OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NUMBER)

                              -------------------

                                 4 SCIENCE PARK
                          NEW HAVEN, CONNECTICUT 06511
                                 (203) 498-4210
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              -------------------

                                  ALAN KESSMAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           VION PHARMACEUTICALS, INC.
                                 4 SCIENCE PARK
                          NEW HAVEN, CONNECTICUT 06511
                                 (203) 498-4210
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                              -------------------

COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

                               PAUL JACOBS, ESQ.
                           LAWRENCE A. SPECTOR, ESQ.
                          FULBRIGHT & JAWORSKI L.L.P.
                                666 FIFTH AVENUE
                            NEW YORK, NEW YORK 10103
                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

________________________________________________________________________________

THIS INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE SECURITIES AND EXCHANGE COMMISSION DECLARES OUR REGISTRATION STATEMENT EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JUNE 21, 2001


PROSPECTUS

                                4,700,000 SHARES
                                     [LOGO]

                                  COMMON STOCK

-------------------

    This prospectus will allow us to sell up to 4,700,000 shares of our common stock from time to time in one or more separate offerings in amounts, at prices and on terms to be determined at the time of sale.

    This prospectus will describe the general terms of our offering and the general manner in which we will offer our common stock. Each time we sell our common stock, we will provide a prospectus supplement that will contain the specific terms of our offering and describe the specific manner in which we will offer our common stock.


    Our common stock is listed on the Nasdaq National Market under the symbol 'VION.' The last reported sale price of our common stock on the Nasdaq National Market on June 20, 2001 was $6.70.


                              -------------------

Investing in our common stock involves a high degree of risk. See 'Risk Factors' beginning page 5.

                              -------------------

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The date of this prospectus is               , 2001

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Summary.....................................................     3
Risk Factors................................................     5
Special Note Regarding Forward-Looking Statements...........    10
Use of Proceeds.............................................    10
Description of Common Stock.................................    10
Plan of Distribution........................................    10
Legal Matters...............................................    11
Experts.....................................................    11
Note Regarding Forward-Looking Statements...................    12
Where You Can Find More Information.........................    12

                                    SUMMARY

    You should read the entire prospectus, including the section entitled 'Risk Factors,' carefully before making an investment decision.

                                BUSINESS OF VION

    We are a biopharmaceutical company engaged in research, development and commercialization of therapeutics and technologies for the treatment of cancer. Our product portfolio consists of one drug delivery system and two distinct anti-cancer agents.

DRUG DELIVERY PLATFORM:

     Tumor Amplified Protein Expression Therapy, or TAPET'r', is our system for drug delivery using live Salomonella bacteria, which has been designed to deliver cancer-fighting drugs preferentially to solid tumors. TAPET'r' is currently under evaluation in early human safety trials.

ANTI-CANCER CELL THERAPEUTICS:

     Triapine'r' prevents the replication of tumor cells by blocking a critical step in the synthesis of DNA. Triapine is currently being evaluated in multiple human trials. We anticipate that Triapine will enter the second phase of human trials in patients with breast cancer or leukemia where Triapine will be tested for its anti-tumor effects. Additionally, we recently began the initial human safety trials of Triapine to test its use in combination with chemotherapy. Our researchers will test Triapine with cancer fighting drugs that attack the DNA of cancer cells. We hope the test results show that Triapine blocks repair of the DNA in cancer cells after the anti-cancer drugs in use have damaged the DNA.


     VNP40101M is a member of the Sulfonyl Hydrazine Prodrug class. A Prodrug is a drug that has been modified chemically to make the drug inactive and available to be activated at a later specified time with further action. VNP40101M represents a unique, potent alkylating agent derived from a specific class of molecules used as chemotherapeutic agents. By a process called alklylation, VNP40101M attaches to the DNA of cancer molecules to cause a cross linking of two DNA strands that eventually leads to cell death. We have commenced the human safety trials of VNP40101M.


    Our product development strategy consists of two main approaches. First, we engage in product development with respect to anticancer technologies through in-house research and through collaboration with academic institutions. Second, depending on the drug market conditions and required resources, we determine the best method and/or partnership to develop, and eventually market, our products. Our current research and development programs are based on technologies that we license from Yale University.

    Our plan of operations for the next 12 months includes the following elements:

     continue to conduct internal research and development with respect to our core technologies and other product candidates that we may identify;

     conduct clinical trials of the TAPET bacteria alone, and not in combination with any anticancer agents, to determine the safety and the ability of the bacteria alone to colonize tumors;

     conduct human clinical studies of the TAPET bacteria in combination with anticancer agents produced by the activity of the bacteria for safety and accumulation of a higher concentration of the bacteria and the anticancer agent within tumors as compared to normal tissue;

     conduct human safety combination studies for safety and dosage of Triapine in conjunction with standard chemotherapy treatments;

     conduct human efficacy clinical studies of Triapine by itself;

     conduct human safety clinical studies of VNP40101M, for safety and dosage;

     continue to support research and development being performed at Yale University and by other collaborators; and

     continue to seek collaborative partnerships, joint ventures, co-promotional agreements or other arrangements with third parties.

    We were incorporated in March 1992 as a Delaware corporation named MelaRx Pharmaceuticals, Inc. In April 1995 we changed our name to OncoRx, Inc. in connection with a merger, and in April 1996 we changed our name to Vion Pharmaceuticals, Inc. Our executive offices are located at 4 Science Park, New Haven, Connecticut 06511, and our telephone number is (203) 498-4210. Our website address is www.vionpharm.com. The information on our website is not part of this prospectus.

                                  RISK FACTORS

    In addition to the other information in this prospectus, you should carefully consider the following factors in evaluating us and our business before purchasing the shares of common stock offered hereby. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus, including the documents incorporated by reference.

IF WE CONTINUE TO INCUR OPERATING LOSSES, WE MAY BE UNABLE TO CONTINUE OUR OPERATIONS.

    We have incurred losses since inception. As of March 31, 2001, we had an accumulated deficit of approximately $81.5 million. If we continue to incur operating losses and fail to become a profitable company, we may be unable to continue our operations. Since we began our business, we have focused on research and development of product candidates. We expect to continue to operate at a net loss for at least the next several years as we continue our research and development efforts, continue to conduct clinical trials and develop manufacturing, sales, marketing and distribution capabilities. Our future profitability depends on our receiving regulatory approval of our product candidates and our ability to successfully manufacture and market approved drugs. The extent of our future losses and the timing of our profitability are highly uncertain.

IF WE FAIL TO OBTAIN THE CAPITAL NECESSARY TO FUND OUR OPERATIONS, WE WILL BE UNABLE TO CONTINUE OR COMPLETE OUR PRODUCT DEVELOPMENT.

    We will need to raise substantial additional capital to fund operations and complete our product development. As of March 31, 2001, we had $20.4 million in cash, cash equivalents and short-term investments to fund our operations and continue our product development. We believe that we will need approximately $18.4 million to fund all our operations net of any cash inflows for the next twelve months. We will not have an approved and marketable product at that time. As we will not have a product that generates significant revenues, we will need additional financing to sustain our operations.

    We may not get funding when we need it or on favorable terms. If we cannot raise adequate funds to satisfy our capital requirements, we may have to delay, scale-back or eliminate our research and development activities and future operations. We might have to license our technology to others. This could result in sharing revenues which we might otherwise retain for ourselves. Any of these actions may harm our business, financial condition and results of operations.

    The amount of capital we may need depends on many factors, including:

     the progress, timing and scope of our research and development programs;

     the progress, timing and scope of our preclinical studies and clinical trials;

     the time and cost necessary to obtain regulatory approvals;

     the time and cost necessary to develop manufacturing processes, arrange for contract manufacturing or build manufacturing facilities and obtain the necessary regulatory approvals for those facilities;

     the time and cost necessary to develop sales, marketing and distribution capabilities; and

     any new collaborative, licensing and other commercial relationships that we may establish.

IF WE DO NOT OBTAIN REGULATORY APPROVAL FOR OUR PRODUCTS, WE WILL NOT BE ABLE TO SELL OUR PRODUCTS AND THE VALUE OF OUR COMPANY AND OUR FINANCIAL RESULTS WILL BE HARMED.

    We cannot sell or market our drugs without regulatory approval. If we cannot obtain regulatory approval for our products, the value of our company and our financial results will be harmed. In the United States, we must obtain approval from the U.S. Food and Drug

Administration, or FDA, for each drug that we intend to sell. The current status of our products is as follows:

     VNP20009, TAPET bacteria without an anticancer agent, is currently in human trials;


     TAPET, with cytosine deaminase, an enzyme that can activate an inactive form of an anti-cancer agent, is currently undergoing regulatory review, and the clinical trial has not yet started pending the outcome of the review;



     Triapine is currently in the first phase of human trials in combination with standard therapies. We expect to start trials testing for the efficacy of Triapine in breast cancer and leukemia within the next several months as hospital test sites complete their internal administrative and approval processes; and



     Human safety trials of VNP40101M have commenced at hospital test sites.


    If and when we complete the several phases of clinical testing for each drug candidate, we will submit our test results to the FDA. FDA review may generally take up to two years and approval is not assured. Foreign governments also regulate drugs distributed outside the United States. A delay in obtaining regulatory approvals for any of our drug candidates will also have a material adverse effect on our business.

IF OUR DRUG TRIALS ARE DELAYED OR ACHIEVE UNFAVORABLE RESULTS, WE WILL NOT BE ABLE TO OBTAIN REGULATORY APPROVALS FOR OUR PRODUCTS.

    We must conduct extensive testing of our product candidates before we can obtain regulatory approval for our products. We need to conduct human clinical trials. These tests and trials may not achieve favorable results. We would need to reevaluate any drug that did not test favorably and either alter the drug or the dose, or abandon the drug development project. In such circumstances, we would not be able to obtain regulatory approval on a timely basis, if ever.

    Factors that can cause delay or termination of our clinical trials include:

     slow patient enrollment;

     long treatment time required to demonstrate safety and effectiveness;

     lack of sufficient supplies of the product candidate;

     adverse medical events or side effects in treated patients;

     lack of effectiveness of the product candidate being tested; and

     lack of sufficient funds.

Unfavorable results or insufficient patient enrollment in our clinical trials could delay or cause us to abandon a product development program.

IF OUR TAPET TECHNOLOGY CAUSES UNACCEPTABLE SIDE EFFECTS, WE WILL NOT BE ABLE TO COMMERCIALIZE TAPET.

    TAPET uses genetically altered Salmonella bacteria for delivery of genes or gene products to tumors. The use of bacteria in general, or Salmonella in particular, to deliver genes or gene products is a new technology, and existing preclinical and clinical data on the safety and efficacy of this technology are very limited. Unacceptable side effects may be discovered during preclinical and clinical testing of our potential products utilizing TAPET. While certain formulations of TAPET have been tested in limited human clinical trials, the results of preclinical studies and the limited human clinical trials performed to date may not be predictive of safety or efficacy in humans. Possible serious side effects of TAPET include bacterial infections, particularly the risk of septic shock, a serious and often fatal result of bacterial infection of the blood. If side effects of TAPET are determined unacceptable, we will not be able to commercialize TAPET.

IF WE ARE FOUND TO BE INFRINGING ON PATENTS OR TRADE SECRETS OWNED BY OTHERS, WE MAY BE FORCED TO CEASE OR ALTER OUR DRUG DEVELOPMENT EFFORTS, OBTAIN A LICENSE TO CONTINUE THE DEVELOPMENT OR SALE OF OUR PRODUCTS AND/OR PAY DAMAGES.

    Our processes and potential products may conflict with patents that have been or may be granted to competitors, universities or others, or the trade secrets of those persons and entities. As the biopharmaceutical industry expands and more patents are issued, the risk increases that our processes and potential products may give rise to claims that they infringe the patents or trade secrets of others. These other persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product or process. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to conduct clinical tests, manufacture or market the affected product or use the affected process. Required licenses may not be available on acceptable terms, if at all, and the results of litigation are uncertain. If we become involved in litigation or other proceedings, it could consume a substantial portion of our financial resources and the efforts of our personnel.

WE RELY ON CONFIDENTIALITY AGREEMENTS TO PROTECT OUR TRADE SECRETS. IF THESE AGREEMENTS ARE BREACHED BY OUR EMPLOYEES OR OTHER PARTIES, OUR TRADE SECRETS MAY BECOME KNOWN TO OUR COMPETITORS.

    We rely on trade secrets that we seek to protect through confidentiality agreements with our employees and other parties. If these agreements are breached, our competitors may obtain and use our trade secrets to gain a competitive advantage over us. We may not have any remedies against these competitors and any remedies that may be available to us may not be adequate to protect our business and compensate us for the damaging disclosure. In addition, we may have to expend resources to protect our interests from possible infringement by others.

IF WE FAIL TO RECRUIT AND RETAIN KEY PERSONNEL, OUR RESEARCH AND DEVELOPMENT PROGRAMS MAY BE DELAYED.

    We are highly dependent upon the efforts of our senior management and scientific personnel, particularly, Alan Kessman, our president, chief executive officer and director; Mario Sznol, M.D., our vice president, clinical affairs; Terrence W. Doyle, Ph.D., our vice president of research and development; Bijan Almassian, Ph.D., our vice president of development; and Ivan King, Ph.D., our vice president of research. There is intense competition in the biotechnology industry for qualified scientific and technical personnel. Since our business is very science-oriented and specialized, we need to continue to attract and retain such people. We may not be able to continue to attract and retain the qualified personnel necessary for developing our business. We have no key man insurance policies on any of the officers listed above and we only have an employment agreement with Mr. Kessman. If we lose the services of our management and scientific personnel or fail to recruit other scientific and technical personnel, our research and product development programs would be significantly and detrimentally affected.

WE FACE INTENSE COMPETITION IN THE MARKET FOR ANTICANCER PRODUCTS, AND IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, OUR BUSINESS WILL SUFFER.

    Numerous pharmaceutical and biotechnology companies have publicly announced their intention to develop drugs that target the replication of tumor cells including, in some instances, the development of agents which target ribonucleotide reductase, agents which are alkylating agents and agents which can be described as drug delivery platforms. These companies include, but are not limited to, Bristol-Myers Squibb, Pfizer Inc., Amgen Inc., Genentech Inc., ImeClone Systems Inc., OSI Pharmaceuticals Inc., Eli Lilly and Co. and AstraZeneca. These and other large pharmaceutical companies have substantially greater financial and other resources and development capabilities than we do and have substantially greater experience in undertaking preclinical and clinical testing of products, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products. In addition, our competitors may succeed in obtaining approval for products more rapidly than us and in developing and commercializing products that are safer and more effective than those that we propose to develop. The existence of these products, other products or treatments of which we are not aware or products or treatments that may be developed in the future may adversely affect the marketability of our products by rendering them less competitive or obsolete. In addition to competing with universities and other research institutions in the development of products, technologies and processes, we may compete with other companies in acquiring rights to products or technologies from universities.

IF THE TESTING OR USE OF OUR POTENTIAL PRODUCTS HARMS PEOPLE, WE COULD BE SUBJECT TO COSTLY AND DAMAGING PRODUCT LIABILITY CLAIMS.

    Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of drug products including, but not limited to, unacceptable side effects. These risks are particularly inherent in human trials of our proposed products. Side effects and other liability risks could give rise to viable product liability claims against us. While we have obtained insurance coverage for patients enrolled in clinical trials, we may not be able to maintain this product liability insurance on acceptable terms, insurance may not provide adequate coverage against potential liabilities and we may need additional insurance coverage for expanded clinical trials and commercial activity. As a result, product liability claims, even if successfully defended, could have a material adverse effect on our business, financial condition and results of operations.

IF OUR CORPORATE PARTNERS, LICENSORS, LICENSEES, COLLABORATORS AT RESEARCH INSTITUTIONS AND OTHERS DO NOT CONDUCT ACTIVITIES IN ACCORDANCE WITH OUR ARRANGEMENTS, OUR RESEARCH AND DEVELOPMENT EFFORTS MAY BE DELAYED.

    Our strategy for the research, development and commercialization of our products entails entering into various arrangements with corporate partners, licensors, licensees, collaborators at research institutions and others. We currently depend on the following third parties:

     Yale University for collaborative research and for technologies that are licensed by Yale to us.

     Healthcare facilities in the United States and United Kingdom to perform human safety trials of our products, including the Albert Einstein College of Medicine/Montefiore Medical Center, Beth Israel Deaconess Medical Center, Cleveland Clinical Foundation, National Cancer Institute and Royal Marsden Hospital.

     National Cancer Institute under a cooperative research and development agreement for the development of TAPET-based immunotherapics targeted against cancer.

    If the third parties do not conduct activities in accordance with the arrangements we have with them, our research and development efforts may be delayed. We may also rely on other collaborative partners to obtain regulatory approvals and to manufacture and market our products. The amount and timing of resources to be devoted to these activities by these other parties are not within our control.

IF YALE UNIVERSITY DOES NOT CONDUCT RESEARCH RELATING TO PRODUCTS WE WOULD LIKE TO PURSUE, WE MAY NEVER REALIZE ANY BENEFITS FROM OUR FUNDING PROVIDED TO YALE.

    We had previously agreed to reimburse Yale University for its costs in connection with research projects in an amount equal to $1,052,000 per year. Technology licensed by us from research conducted under this agreement includes TAPET. This arrangement was restructured effective October 1, 2000 to provide a gift of $670,000 to support Yale's research projects for the year ending September 30, 2001. In addition, we provided a gift to Yale of $200,000 payable in four quarterly installments beginning April 2001.

    Through March 31, 2001, we have paid over $8.6 million in total to Yale, and we may continue to support Yale's research projects. We generally do not have the right to control the research that Yale is conducting pursuant to our agreement, and our funds may not be used to conduct research relating to products that we would like to pursue. Additionally, if the research being conducted by Yale results in technologies that Yale has not already licensed or agreed to license to us, we may need to negotiate additional license agreements or we may be unable to utilize those technologies.

IF ENVIRONMENTAL LAWS BECOME STRICTER IN THE FUTURE, WE MAY FACE LARGE CAPITAL EXPENDITURES IN ORDER TO COMPLY WITH ENVIRONMENTAL LAWS.

    We cannot accurately predict the outcome or timing of future expenditures that we may be required to expend to comply with comprehensive federal, state and local environmental laws and regulations. We must comply with environmental laws that govern, among other things, all emissions, waste water discharge and solid and hazardous waste disposal, and the remediation of contamination associated with generation, handling and disposal activities. To date, we have not incurred significant costs and are not aware of any significant liabilities associated with our compliance with federal, state and local laws and regulations. However, environmental laws have changed in recent years and we may become subject to stricter environmental standards in the future and may face large capital expenditures to comply with environmental laws. We have limited capital and are uncertain whether we will be able to pay for significantly large capital expenditures. Also, future developments, administrative actions or liabilities relating to environmental matters may have a material adverse effect on our financial condition or results of operations.

    All of our operations are performed under strict environmental and health safety controls consistent with the Occupational Safety and Health Administration, the Environmental Protection Agency and the Nuclear Regulatory Commission regulations. We cannot be certain that we will be able to control all health and safety problems. If we cannot control those problems, we may be held liable and may be required to pay the costs of remediation. These liabilities and costs could be material.

EVEN IF WE OBTAIN REGULATORY APPROVAL FOR OUR PRODUCTS, WE CURRENTLY LACK THE ABILITY AND RESOURCES TO COMMERCIALIZE THE PRODUCTS.

    If our products are approved for sale by regulatory authorities, we will need to develop manufacturing and marketing capability or make arrangements with third parties to manufacture, distribute and sell our products. We do not currently have and are not seeking arrangements for manufacturing or marketing products on a commercial basis.


THE RIGHTS THAT HAVE BEEN AND MAY IN THE FUTURE BE GRANTED TO OUR STOCKHOLDERS MAY ALLOW OUR BOARD AND MANAGEMENT TO DETER A POTENTIAL ACQUISITION IN WHICH THE BOARD AND MANAGEMENT ARE TO BE REPLACED.



    We have in place a stockholder rights plan, or 'poison pill,' which enables our board of directors to issue rights to purchase common stock when someone acquires 20% or more of the outstanding shares of our common stock. As a result of the plan, anyone wishing to take over the company would most likely be forced to negotiate a transaction with our Board and management in order not to trigger the pill. The need to negotiate with the Board and management could frustrate a proposed takeover particularly where the Board and management wish to remain entrenched. This would prevent our stockholders from participating in a takeover or tender offer, which might be of substantial value to them.


THERE MAY BE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK AS A RESULT OF SHARES BEING AVAILABLE FOR SALE IN THE FUTURE.

    Sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock prevailing from time to time. This could also impair our ability to raise additional capital through the sale of our equity securities. We had approximately 26.2 million shares of common stock outstanding as of May 25, 2001. Options and warrants to purchase approximately 1.4 million shares are currently exercisable, and the remaining options to purchase approximately 1.9 million shares become exercisable at various times through 2005.



               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    You should rely on the information contained in the prospectus and the documents incorporated by reference, we have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock, our business, financial condition, results of operations and prospects may change after that date.

                                USE OF PROCEEDS

    Unless we otherwise specify in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our common stock to fund research and clinical development activities, manufacturing development, manufacturing and commercialization of our product candidates, drug discovery, as well as for working capital and general corporate purposes, including for potential acquisitions of additional technologies and compounds. Our management will have broad discretion in the allocation of the net proceeds of the offering. Pending such uses, we intend to invest the net proceeds in short-term, investment grade, interest-bearing securities.

                          DESCRIPTION OF COMMON STOCK

    As of the date of this prospectus, we are authorized to issue up to 35,000,000 shares of common stock, $0.01 par value per share. As of May 25, 2001, 26,184,043 shares of common stock were outstanding.

DIVIDENDS

    Holders of common stock are entitled to receive dividends, in cash, securities, or property, as may from time to time be declared by our Board of Directors, subject to the rights of the holders of any preferred stock.

VOTING

    Each holder of common stock is entitled to one vote per share on all matters requiring a vote of the stockholders.

RIGHTS OF LIQUIDATION

    In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of common stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock have received their liquidation preferences in full.

MISCELLANEOUS

    Shares of common stock are not redeemable and have no subscription, conversion or preemptive rights. Holders of our common stock have one common stock purchase right for each outstanding share of common stock owned. The description and terms of the rights are set forth in a rights agreement that we entered into with American Stock Transfer & Trust Company as rights agent.

                              PLAN OF DISTRIBUTION

    We may sell our common stock being offered by this prospectus in three ways:

     to or through underwriters or dealers;

     directly to other purchasers; or

     through agents.

    We will describe in a prospectus supplement, the particular terms of the offering of our common stock, including:

     the name or names of any underwriters, dealers or agents;

     the price of the offered shares;

     the net proceeds to us from such sale;

     any underwriting discounts or other items constituting underwriters' compensation;

     any discounts or concessions allowed or reallowed or paid to dealers; and

     any securities exchanges on which the common stock may be listed.

    If we use underwriters in the sale, our common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, either at a fixed public offering price, or at varying prices determined at the time of sale. We may enter into an arrangement commonly referred to as an 'equity line of credit' whereby we may issue and sell shares of our common stock from time to time at varying prices determined at the time of sale. We will file a post-effective amendment to name an underwriter for any at the market sales.

    Our common stock may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Our common stock may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of our common stock for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

    We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase our common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

    Agents and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act of 1933, or to contribution for payments which the agents or underwriters may be required to make relating to those liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

    Any series of securities may be a new issue of securities with no established trading market. Any underwriter may make a market in the securities, but won't be obligated to do so, and may discontinue any market making at any time without notice. We can't and won't give any assurances as to the liquidity of the trading market for our common stock.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered by us from time to time under this prospectus will be passed upon for us by Fulbright & Jaworski L.L.P., New York, New York.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus (including the documents incorporated by reference in this prospectus) contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) and information about our financial condition, results of operations and business that are based on our current and future expectations. You can find many of these statements by looking for words such as 'estimate,' 'project,' 'believe,' 'anticipate,' 'intend,' 'expect' and similar expressions. These statements reflect our current views with respect to future events and are subject to risks and uncertainties, including those discussed under 'Risk Factors,' that could cause our actual results to differ materially from those contemplated in the forward-looking statements. We caution you that no forward-looking statement is a guarantee of future performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events which may cause our actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934. Therefore, we file reports, proxy statements and other information with the SEC. You can read and copy all of our filings at the SEC's public reference facilities in Washington, D.C., New York, New York and Chicago, Illinois. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0300. You can also read and copy all of our filings at the offices of the Nasdaq Stock Market, 1735 K Street N.W., Washington, D.C. 20006. You may also obtain our SEC filings from the SEC's Web site on the Internet that is located at http://www.sec.gov.

    The SEC allows us to 'incorporate by reference' the information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the completion of the offering of shares from time to time under this prospectus:

     --  Our annual report on Form 10-K for the year ended December 31, 2000;

     -- Our quarterly report on Form 10-Q for the three months ended March 31, 2001;


     --  Our proxy statement filed on June 14, 2001;



     -- Our current reports on Form 8-K filed January 11, 2001, February 21, 2001, February 23, 2001, February 27, 2001, March 20, 2001 and May 18,
         2001;


     -- The description of our common stock contained in Item 1 of our Registration Statement on Form 8-A dated July 31, 1995; and

     -- The rights agreement dated as of October 26, 1998 as Exhibit 4.1 of our Current Report on Form 8-K filed on October 26, 1998.

    The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511, Attention: Investor Relations, Telephone: (203) 498-4210.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses payable by the registrant in connection with the issuance and distribution of the securities being registered hereby are as follows:

                                                               AMOUNT
                                                               ------
SEC Registration Fee........................................  $  5,391
Legal Expenses..............................................  $ 75,000
Accounting Expenses.........................................  $ 35,000
Printing Expenses...........................................  $ 18,500
Miscellaneous Expenses......................................  $  6,109
                                                              --------
    Total...................................................  $140,000
                                                              --------
                                                              --------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under the General Corporation Law of the State of Delaware ('DGCL'), a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The registrant's Restated Certificate of Incorporation, as amended, eliminates the personal liability of directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in the DGCL.

    Section 145 of the DGCL grants to corporations the power to indemnify each officer and director against liabilities and expenses incurred by reason of the fact that he or she is or was an officer or director of the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The registrant's Restated Certificate of Incorporation, as amended, and Bylaws provide for indemnification of each officer and director of the registrant to the fullest extent permitted by the DGCL. Section 145 of the DGCL also empowers corporations to purchase and maintain insurance on behalf of any person who is or was an officer or director of the corporation against liability asserted against or incurred by him in any such capacity, whether or not the corporation would have the power to indemnify such officer or director against such liability under the provisions of Section 145. The registrant has purchased and maintains a directors' and officers' liability policy for such purposes.

ITEM 16. EXHIBITS

 5.1 -- Opinion of Fulbright & Jaworski L.L.P.*
23.1 -- Consent of Ernst & Young LLP
     -- Consent of Fulbright & Jaworski L.L.P. (included in
23.2   Exhibit 5.1)*
24.1 -- Power of Attorney (included on signature page)*

---------

*  Previously filed.

ITEM 17. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement.;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on June 21, 2001.


                                         VION PHARMACEUTICALS, INC.
                                          (Registrant)

                                          By:      /s/ KAREN SCHMEDLIN
                                              ..................................
                                                       KAREN SCHMEDLIN,
                                                         CONTROLLER

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


               SIGNATURE                                   TITLE                         DATE
               ---------                                   -----                         ----
                   *                     Chairman of the Board                       June 21, 2001
 ......................................
          (WILLIAM R. MILLER)

                   *                     President, Chief Executive Officer and      June 21, 2001
 ......................................    Director (Principal Executive Officer)
            (ALAN KESSMAN)

        /s/ KAREN SCHMEDLIN              Controller (Principal Financial and         June 21, 2001
 ......................................    Accounting Officer)
           (KAREN SCHMEDLIN)

                   *                     Director                                    June 21, 2001
 ......................................
         (MICHEL C. BERGERAC)

                   *                     Director                                    June 21, 2001
 ......................................
            (FRANK T. CARY)

                                         Director                                    June 21, 2001
 ......................................
        (CHARLES K. MACDONALD)

                   *                     Director                                    June 21, 2001
 ......................................
         (ALAN C. SARTORELLI)

                   *                     Director                                    June 21, 2001
 ......................................
          (WALTER B. WRISTON)

                                         Director                                    June 21, 2001
 ......................................
          (STEPHEN K. CARTER)

 * By:   /s/ KAREN SCHMEDLIN
 ......................................
            (KAREN SCHMEDLIN)
            ATTORNEY-IN-FACT



                            STATEMENT OF DIFFERENCES
                            ------------------------
 The registered trademark symbol shall be expressed as...................'r'